Exhibit 5.1

June 26, 2020

Deep Green Waste & Recycling, Inc.

13110 NE 177th Place, Suite 293

Woodinville, WA 98072

Re:    Registration Statement on Form S-1/A

Ladies and Gentlemen:

I am counsel for Deep Green Waste & Recycling, Inc., a Wyoming corporation (the “Company”), in connection with the proposed public offering of up to 37,206,637 shares of the common stock, $0.001 par value per share (“Common Stock”), of the Company by the selling shareholders listed in Exhibit A, attached hereto (collectively, the “Selling Shareholders”) under the Securities Act of 1933, as amended, through an amended Registration Statement on Form S-1/A (the “Registration Statement”) as to which this opinion is a part, to be filed with the Securities and Exchange Commission on or about June 26, 2020.

In connection with rendering my opinion as set forth below, I have reviewed and examined originals or copies identified to my satisfaction of the following:

(1) Articles of Incorporation, of the Company as filed with the Secretary of State of Wyoming;

(2) By-laws of the Company;

(3) Corporate minutes containing the written resolutions of the Board of Directors of the Company;

(4) The Registration Statement and the prospectus contained within the Registration Statement; and

(5) The other exhibits of the Registration Statement.

I have examined such other documents and records, instruments and certificates of public officials, officers and representatives of the Company, and have made such other investigations as I have deemed necessary or appropriate under the circumstances.

In my examination, I have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to me as original documents and the conformity to original documents of all documents submitted to me as certified, conformed, facsimile, electronic or photostatic copies. I have relied upon the statements contained in the Registration Statement and certificates of officers of the Company, and I have made no independent investigation with regard thereto.

Based upon the foregoing and in reliance thereon, it is my opinion that the 20,403,706 shares that are currently issued and outstanding and being offered by the Selling Shareholders are legally, issued, fully paid and non-assessable and that the 802,931 shares of common stock issuable upon the exercise of multiple warrants and 16,000,000 shares of common stock issuable upon conversion of the subject convertible note will be legally issued, fully paid and non-assessable when offered by the Selling Shareholders under the Registration Statement, pursuant to the laws of the State of Wyoming and the laws of the United States of America.

I hereby consent to this opinion being included as an exhibit to the Registration Statement and to the use of my name under the caption “EXPERTS” in the prospectus constituting a part thereof.

MCMURDO LAW GROUP, LLC

/s/ Matthew McMurdo, Esq.
Matthew McMurdo, Esq.

Exhibit A

Name	Shares
Armada Investment Fund, LLC	6,262,500
Lloyd Spencer	840,000
Billy R. Edmonds	4,500,000
David A. Bradford	4,500,000
Virginia Haubert	3,417,897
David Smith	3,500,000
Kathryn Wilburn	2,124,150
William T. Lawson	1,272,450
Torey Gault	186,500
Jonja Maner	159,205
Mary Williams	189,205
Josh Beckham	127,365
Chris Montag	127,365
GPL Ventures, LLC	10,000,000

Total	37,206,637